Domaine DC

4221 Connecticut Avenue, NW Rear Access

Washington, DC 20008

Prepared For

VinVesto, Inc

September 11, 2020

Dear VinVesto, Inc:

Attached please find our proposal for
services. If you agree with the
enclosed scope and terms, please return a signed copy of the agreement at your earliest convenience.

As a family of companies, we are proud of our comprehensive offerings for wine collectors including consulting, storage and transportation. Our team of wine professionals helps collectors like yourself every day with a broad array of services including:

  Short and long term secure, temperature
controlled storage
Importation and overseas logistics

  Refrigerated domestic shipping with order
consolidation from multiple
vendors   Cellar relocation

  Inspection and inventory of new or possible
purchases   Home cellar
inventory and organization   Appraisal and
insurance consultation

  Representation when liquidating a bottle or a whole collection
Sourcing acquisition

  Representation at auction for buyers
including provenance and price
research

If there are any additional ways that we can care for your collection, please do not hesitate to contact us.

Sincerely,

Matthew Graham

General Manager | DC

mgraham@domainestorage.com

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Proposal Details

This 3 (this   WSA ) by and between the
undersigned customer (the
Customer) and Domaine DC, a Missouri limited liability company (the
Company), sets forth the options selected by the Customer for the storage of the Customers Wine at the Companys
Location . This
WSA is qualified by and includes the Companys applicable WSA General
Terms and Conditions in effect at the time this WSA is executed by the Customer (the Terms and Conditions together, this WSA and the
Terms and Conditions are the Agreement).
By its execution of this
WSA, the Customer expressly acknowledges and agrees that it has been provided a copy of and has had the opportunity to review the Terms and Conditions, which are made a part of this Agreement. Capitalized terms set forth but not defined in this WSA shall have the meanings ascribed thereto in the Terms and Conditions.

Contract Term: 3 Months           Start Date:
9/11/2020      End Date:
12/11/2020

Description
Quantity         Unit
Price        Unit of Measure Extended Price

Quarterly Commercial Storage (1-49 Case
Account)             28.00
$ 28.05 Box per Contract
 $ 785.40

Term

Domaine shall: (i) receive the Customer's
Wine free of charge; (ii)
document the number of boxes received and the shipper; and (iii) provide the Customer access to the Company's lounge
(as described in Section 5 of
the Terms and Conditions), consolidated
shipping services, local wine
store pick-up, and such other services as are provided for in this
Agreement or otherwise provided by the
Company in its discretion.

The Initial Term shall be three months,
commencing on the Effective Date.
The Customer shall pay the applicable
Quarterly Storage Charge(s) owed
for the Initial Term upon execution of this Agreement. Please refer to the Terms and Conditions for the full scope of the term.

* Sales tax will be applied to certain
charges as required by state law.
Total         $ 785.40

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GENERAL PROVISIONS

(a)    Effective Date . This Agreement shall
become effective as of the
date set forth below.

(b) Notices . All notices, consents,
requests, demands and other
communications hereunder are to be in
writing, and are deemed to have
been duly given or made, as applicable: (i) when delivered in person;
(ii) three days after deposited in the United
States mail, first class
postage prepaid; (iii) in the case of
overnight courier services, one
business day after delivery to the overnight courier service with payment provided; or (iv) in the case of electronic transmission such as email, when sent; in the case of the Company, to the address of the Location, attn Customer Notice and in the case of the Customer, to the address set forth on the signature page to this WSA, unless either party hereunder provides written notice to the other of a change to its notice address as set forth in this paragraph. By its execution hereof, the
Customer expressly consents to notice via the e-mail address set forth on the signature page.

(c) Entire Agreement; Survival . This
Agreement (including the Terms and
Conditions, which are hereby incorporated by reference into and made a part of this Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous statements, representations, warranties, actions, omissions, arrangements, understandings or other agreements of the parties in connection therewith. In the event of any conflict between this WSA and the Terms and Conditions, the Terms and Conditions shall govern.

BY ITS EXECUTION OF THIS WSA, THE CUSTOMER
EXPRESSLY ACKNOWLEDGES ITS
RECEIPT AND REVIEW OF THE TERMS AND
CONDITIONS WHICH GOVERN THIS
AGREEMENT AND ACCEPTS THE TERMS THEREOF, AS
APPLICABLE, IN THEIR
ENTIRETY. THE CUSTOMER FURTHER ACKNOWLEDGES
THAT THE TERMS AND CONDITIONS
SET FORTH BINDING PROVISIONS BETWEEN THE
CUSTOMER AND THE COMPANY
REGARDING THIS AGREEMENT, INCLUDING
PROVISIONS RELATING TO CLAIM WAIVERS,
LIABILITY LIMITATION, SUBROGATION AND LIEN
RIGHTS IN THE CUSTOMER'S
WINE, AS WELL AS INDEMNITY OBLIGATIONS AND
OTHER CONDITIONS AND
AGREEMENTS WHICH WILL AFFECT THE CUSTOMER'S
RIGHTS UNDER THIS
AGREEMENT AND WITH RESPECT TO ANY OF THE
CUSTOMERS WINE THAT IS THE
SUBJECT OF THIS WSA.

IN WITNESS WHEREOF, the undersigned Customer hereby executes this WSA, accepts the Terms and Conditions, and agrees to be bound under this
Agreement as of the following date: September
11, 2020.

VinVesto, Inc

Signature:

Name: VinVesto, Inc

Title: Date:

Chief Executive Officer

9/17/2020

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CREDIT CARD REGISTRATION FORM

I the undersigned client, VinVesto, Inc, authorize Domaine DC to charge my card as per the agreed upon proposal and /or invoice.

Credit Card Information

Name as it appears on the credit Card:

Card

Number: 4741 6609 9728 9191

Expiration Date: 07/23

6237 Fox Branch Ct.

Billing Address

Address:

Nicholas C King

Security Code:

453

City:

Midlothian                         State: VA

Postal Code:

Email Address:

23112

nick@vinvesto.org

Contact phone number:

804-833-7974

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